Exhibit 5.1

Thomas A. Coll

+1 858 550 6013

collta@cooley.com

March 26, 2020

Equillium, Inc.

2223 Avenida de la Playa, Suite 105

La Jolla, CA 92037

Ladies and Gentlemen:

We have acted as counsel to Equillium, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 1,045,538 shares (the “Shares”) of the Company’s Common Stock, par value $0.0001 per share ( “Common Stock”), including (i) 871,282 shares of Common Stock pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 EIP”), and (ii) 174,256 shares of Common Stock pursuant to the Company’s 2018 Employee Stock Purchase Plan (together with the 2018 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Plans, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we have determined to be necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery by all persons other than by the Company of all documents where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.  We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with their respective Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By: /s/ Thomas A. Coll

     Thomas A. Coll

222267425 v2

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